UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NPS PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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420 Chipeta Way

Salt Lake City, Utah 84108-1256

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

May 20, 2004 at 3:00 p.m. (EST)

at the

Park Hyatt Toronto

4 Avenue Road

Toronto, Ontario, Canada

TO THE STOCKHOLDERS OF NPS PHARMACEUTICALS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NPS Pharmaceuticals, Inc., a Delaware corporation, will be held on Thursday, May 20, 2004, at 3:00 p.m., local time, at the Park Hyatt Toronto located at 4 Avenue Road, Toronto, Ontario, Canada M5R 2E8 for the purposes of considering and acting on the following:

1.	To elect nine members to the Board of Directors.
2.	To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 6, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment thereof.

By Order of the Board of Directors

James U. Jensen

Secretary

Salt Lake City, Utah

April 20, 2004

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

NPS PHARMACEUTICALS, INC.

420 Chipeta Way

Salt Lake City, Utah 84108-1256

PROXY STATEMENT

for the

2004 Annual Meeting of Stockholders

(May 20, 2004)

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of NPS Pharmaceuticals, Inc., a Delaware corporation (“NPS” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 20, 2004, at 3:00 p.m. (EST), and at any adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Park Hyatt Toronto located at 4 Avenue Road, Toronto, Ontario, Canada, M5R 2E8.

Solicitation

The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of NPS common stock, beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers, or other regular employees for such services.

The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 20, 2004, to all stockholders entitled to vote at the Annual Meeting. In addition, this Proxy Statement will be available on the Company’s website at www.npsp.com beginning on or about April 20, 2004.

Voting Rights and Outstanding Shares

April 6, 2004 is the record date for determining those holders of NPS common stock entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had outstanding and entitled to vote 37,212,058 shares of common stock. Each holder of the Company’s common stock is entitled to one vote for each share held as of the record date on all matters to be voted upon at the Annual Meeting. Holders of common stock are referred to herein as “Stockholders.” A stockholder may vote by attending the meeting and voting in person. Stockholders may also vote on the Internet, by telephone, or by completing and mailing the enclosed proxy card.

Voting Via the Internet or by Telephone

Stockholders may vote their shares on the Internet or by telephone. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspectors of Election can determine that such proxy was authorized by the Stockholder.

Submitting a proxy via the Internet or by telephone will not affect a stockholder’s right to vote in person should he or she decide to attend the Annual Meeting.

THE INTERNET AND TELEPHONE VOTING PROCEDURES BELOW ARE DESIGNED TO AUTHENTICATE STOCKHOLDERS’ IDENTITIES, TO ALLOW STOCKHOLDERS TO GIVE THEIR VOTING INSTRUCTIONS AND TO CONFIRM THAT STOCKHOLDERS’ INSTRUCTIONS HAVE BEEN RECORDED PROPERLY. STOCKHOLDERS VOTING VIA THE INTERNET SHOULD UNDERSTAND THAT THERE MAY BE COSTS ASSOCIATED WITH ELECTRONIC ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES, THAT MUST BE BORNE BY THE STOCKHOLDER.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvote.com to vote on the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also vote by calling 1-800-690-6903 (toll-free) and follow the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy card. Beneficial owners whose stock is held in street name should review these instructions to determine whether they can vote their shares on the Internet or by telephone.

Inspectors of Election

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented at the Annual Meeting. All votes will be tabulated by the Inspectors of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions shall be counted as shares present and entitled to vote at the Annual Meeting. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company, (i) at the Company’s headquarters, 420 Chipeta Way, Salt Lake City, Utah 84108-1256 until 5:00 p.m. on May 19, 2004, or (ii) in care of the Park Hyatt Toronto between 9:00 a.m. and 3:00 p.m. on May 20, 2004, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Annual Report

The Company’s 2003 Annual Report to Stockholders, including financial statements for the year ended December 31, 2003, is being distributed to all stockholders of the company, together with this Proxy Statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of such report are available upon request at no charge. To obtain such additional copies, please contact the Company’s Investor Relations Department at 801-583-4939 or by electronic mail at invest@npsp.com.

Stockholder Proposals

No stockholder proposals were submitted and none are included for consideration at this Annual Meeting of Stockholders. Stockholder proposals to be presented at the Company’s 2005 annual meeting of stockholders and considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received by the Company not later than December 17, 2004. In order to be timely, stockholder proposals and director nominations intended to be presented at the Company’s 2005 annual meeting, but not included in the proxy statement for the meeting, must be received by the Company no earlier than February 18, 2005 and no later than March 18, 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws provide that directors are to be elected at the Annual Meeting to serve for a term of one year and until their respective successors are duly elected and qualified or until their respective death, resignation, or removal. Vacancies on the Board resulting from death, resignation, disqualification, removal, or other causes and any newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office, unless the Board of Directors determines by resolution that any such vacancy shall be filled by the stockholders. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor is elected and qualified.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, the number of directors which constitute the whole Board of Directors is to be fixed by one or more resolutions adopted by the Board of Directors. Each of the nine nominees is currently a director of the Company, and each nominee has agreed to serve if elected. The Board has no reason to believe that any nominee will be unable to serve. If, and when elected at the Annual Meeting, each of the nominees is expected to serve until the 2005 Annual Meeting of Stockholders and until such elected nominee’s successor is duly elected and qualified, or until such elected nominee’s earlier death, resignation, or removal.

Set forth below, in alphabetical order, is biographical information for each person nominated to serve on the Company’s Board of Directors.

NOMINEES FOR ELECTION

Santo J. Costa, J.D. 58, has served as a director since 1995. Mr. Costa currently serves as Chairman of Biopheresis Technologies LLC, a privately held biomedical company involved in the development of cancer treatment technology. Mr. Costa has also served as a member of the Board of Advisors of AM Pappas & Associates since March 2000 and of Counsel to the law firm of Maupin Taylor & Ellis since June 2001. Mr. Costa served as a director of Quintiles Transnational Corporation, a publicly held global contract research organization, from April 1994 through June 2001 and served as its Vice Chairman from November 1999 through June 2001. From April 1994 to November 1999 he served as President and Chief Operating Officer for Quintiles. From 1986 to 1993, he was employed by Glaxo, Inc., a worldwide pharmaceutical company, where he served as

Senior Vice President, Administration and General Counsel and was a member of that company’s board of directors. He is a director of one other publicly held company, CV Therapeutics as well as several private companies. Mr. Costa received his J.D. from St. John’s University.

John R. Evans, M.D. 74, has served as a director and Vice-Chairman of our board since the closing of our acquisition of Allelix in December 1999. Previously, Dr. Evans was Chairman of the Board of Allelix since 1983. From 1979 to 1983, Dr. Evans served as a Director of the Population, Health and Nutrition Department of the World Bank in Washington. From 1972 to 1978 he served as President of the University of Toronto. Currently, Dr. Evans is Chairman of the Canada Foundation for Innovation and serves as Chairman of the Board for Torstar Corporation in Toronto. He is a member of the board of directors of MDS Inc., a publicly held health and life sciences company listed on the New York Stock Exchange and the Toronto Stock Exchange. Dr. Evans received an M.D. degree from the University of Toronto and engaged in specialty training in internal medicine and cardiology in London, Boston and Toronto.

James G. Groninger 60, has served as a director since 1988. In February 2002, Mr. Groninger was appointed CEO of LBS Technologies, Inc., a private biotechnology company focusing on aRNA amplification and cellular therapy. Mr. Groninger founded in January 1995 and is President of The Bay South Company, a Richmond, Virginia-based provider of financial advisory and investment banking services. From 1988 through 1994, he served as a Managing Director, Investment Banking Division, of PaineWebber Incorporated. Mr. Groninger is a member of the board of directors of Cygne Designs, Inc., a publicly held company, and Layton BioScience, Inc. and LBS Technologies, both private biotechnology companies. Mr. Groninger received an M.B.A. degree from Harvard Business School.

Hunter Jackson, Ph.D. 54, has been Chief Executive Officer and Chairman of our board since founding NPS in 1986. He was appointed to the additional position of President in January 1994. Before founding NPS, he was an Associate Professor in the Department of Anatomy at the University of Utah School of Medicine. Dr. Jackson received a Ph.D. in Psychobiology from Yale University. He received postdoctoral training in the Department of Neurosurgery, University of Virginia Medical School.

Joseph Klein, III 43, has served as a director of NPS since 1998. Currently, Mr. Klein is Managing Director of Gauss Capital Advisors, LLC, a financial and investment advisory firm that he founded in March 1998. From September 2001 to September 2002, Mr. Klein served as a Venture Partner of MPM Capital, a large healthcare venture capital firm. From September 2000 to September 2001, Mr. Klein served as Managing Director of Gauss Capital Advisors, LLC. From June 1999 to September 2000, Mr. Klein served as Vice President, Strategy for Medical Manager Corporation, a physician office management information systems vendor. From June 1998 to June 1999, Mr. Klein served as Health Care Investment Analyst for The Kaufmann Fund, Inc., an open-ended mutual fund. From December 1995 to March 1998, Mr. Klein was Portfolio Manager and Chairman of the Investment Advisory Committee of the T. Rowe Price Health Sciences Fund, Inc. For over eight years from 1989 to March 1998, Mr. Klein served as Vice President and Health Care Investment Analyst for T. Rowe Price Associates, Inc., an investment management firm. He holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in Economics form Yale University. Mr. Klein is a Director of Guilford Pharmaceuticals, a publicly held biotechnology company.

Donald E. Kuhla, Ph.D. 61, has served as a director since 1991. From 1998 through January 2004, Dr. Kuhla was President and Chief Operating Officer of Albany Molecular Research, Inc., a chemical contract research organization. Dr. Kuhla now serves Albany Molecular as a part-time consultant with the Business Development Group, and continues to serve as a director . From 1994 through 1998 Dr. Kuhla was Vice President of Plexus Ventures, Inc., a business consulting firm. From 1990 to 1994, Dr. Kuhla held senior management positions with two venture capital-backed, biotechnology startup companies. His early career was spent in research and development and operations management positions with Pfizer Inc. and Rorer Group, Inc., his last position at Rorer being Senior Vice President of Operations. Dr. Kuhla received a Ph.D. degree in Organic Chemistry from Ohio State University.

Thomas N. Parks, Ph.D. 53, has served as a director since our founding in 1986. He is currently the George and Lorna Winder Professor of Neuroscience and Chairman of the Department of Neurobiology and Anatomy at the University of Utah Medical School. Dr. Parks joined the faculty at the University of Utah Medical School in 1978 as an Assistant Professor. Dr. Parks received a Ph.D. degree in Psychobiology from Yale University. He was a postdoctoral fellow in Developmental Neurology at the University of Virginia Medical School.

Calvin R. Stiller, C.M., O.Ont., M.D. 63, has served as a director since the closing of our acquisition of Allelix in December 1999. Dr. Stiller served on the board of Allelix since April 1999. Since 1996, Dr. Stiller has served as Chairman and Chief Executive Officer of Canadian Medical Discoveries Fund. Dr. Stiller served as the Chief of the Multi-Organ Transplant Service at the University Hospital in London, Ontario from 1984 through 1996. He is a full professor of medicine at the University of Western Ontario. Dr. Stiller is the Chairman of the Ontario Research and Development Challenge Fund and serves as a director of Spectral Diagnostic, and CPL Trust, a publicly held company. Dr. Stiller received an M.D. degree from the University of Saskatchewan.

Peter G. Tombros 61, has served as a director since 1998. From 1994 until June of 2001, Mr. Tombros served as President, Chief Executive Officer and Director of Enzon Inc., a publicly held biopharmaceutical company. Prior to joining Enzon, Mr. Tombros spent 25 years with Pfizer Inc., a global healthcare company in a variety of senior management positions including Vice President of Marketing, Senior Vice President and General Manager of the Roerig Pharmaceuticals Division, Executive Vice President of Pfizer Pharmaceuticals Division, Director of Pfizer Pharmaceuticals Division, Vice President of Corporate Strategic Planning, and Vice President, Corporate Officer, Pfizer Inc. In the fourth quarter of 2001, he was appointed Chairman of the Board and Chief Executive Officer of VivoQuest, a private biopharmaceutical company. Mr. Tombros also serves on the Board of Directors of Alpharma Inc., a publicly held pharmaceutical company, and Cambrex, a supplier of human health and bioscience products to the life sciences industry. Mr. Tombros received B.S. and M.S. degrees from the Pennsylvania State University and an M.B.A. degree from the University of Pennsylvania Wharton Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

CORPORATE GOVERNANCE

Board of Directors

Our Board consists of nine members. The Board has determined that all current Board members and nominees for election, with the exception of Dr. Jackson, the Company’s Chief Executive Officer, and Mr. Groninger, a brother-in-law to Dr. Jackson, are “independent” as defined by the revised listing standards of The Nasdaq Stock Market (Nasdaq) that become applicable to the Company on the date of our annual meeting. The Board meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate.

The Board of Directors is responsible for monitoring the overall performance of the Company. Among other things, the Board, directly and through its committees, establishes corporate policies; oversees compliance and ethics; reviews the performance of the Chief Executive Officer and other executives; reviews and approves certain transactions; and reviews the Company’s long-term strategic plans.

In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the Board of Directors does not control the day-to-day management of the Company. Members of the Board keep informed about Company’s business by participating in Board and Committee meetings, by reviewing analyses and reports and through discussions with the CEO and other officers.

Directors are responsible for attending Board meetings and meetings of committees on which they serve, and for devoting the time needed and meeting as frequently as necessary to discharge their responsibilities properly. During the fiscal year ended December 31, 2003, the Board of Directors held fifteen meetings. At certain meetings for limited periods of time and for limited considerations, the Board met as an Executive Committee where only the directors were present. Each Board member standing for reelection attended 75% or more of the aggregate of the meetings held by the Board and by the respective committees on which such Board member served during the period for which he or she was a director or a member of such committee. All directors are invited to attend the annual meeting of stockholders. Two members of the Board were present at the 2003 Annual Meeting of Stockholders.

Committees of the Board

The Board has elected to use Board committees in furtherance of the discharge of its duties and for the conduct of its work. All major decisions of such committees are reviewed and where appropriate, ratified by the Board. In furtherance of this Board decision to employ committees and consistent with applicable law, regulations and listing requirements, the Board has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of these committees acts pursuant to a written charter approved by the Board.

Audit Committee

The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended and as required by the new listing standards of the Nasdaq Stock Market (Nasdaq). The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes, audits of the Company’s financial statements and systems of internal control, to monitor the independence and performance of the Company’s independent auditors, to provide an avenue of communication among the independent auditors, and the Board, and to provide such additional information and materials the Audit Committee may deem necessary to make the Board aware of significant financial matters which require the Board’s attention. The Audit committee also submits the Report of the Audit Committee set out below. The Audit Committee is composed of three directors, Mr. Klein, Dr. Stiller, and Mr. Tombros. The Audit Committee met six times during the fiscal year ended December 31, 2003.

All members of the Audit Committee are independent directors within the revised listing standards of Nasdaq. The Board has determined that Mr. Klein is an Audit Committee Financial Expert as defined by the Securities and Exchange Commission. The Audit Committee meets the Nasdaq composition requirements, including the requirements regarding financial literacy and financial sophistication.

Compensation Committee

The Compensation Committee’s functions include: establishing, reviewing, and overseeing salaries, incentive compensation, and other forms of compensation paid to officers and employees of the Company; administering the Company’s incentive compensation and benefit plans; and performing such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee reviews the performance of the Company’s officers, particularly the CEO, and submits the Report of the Compensation Committee set out below. The Compensation Committee is composed of three non-employee directors, Mr. Costa, Dr. Evans, and Dr. Parks. The Compensation Committee met five times during the fiscal year ended December 31, 2003.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include: evaluating Director performance on at least an annual basis; providing information and materials relating to the nomination of directors; interviewing, nominating, and recommending individuals for membership on the Company’s Board of Directors and its committees. The Committee is also responsible for developing and overseeing the Board’s corporate governance principles and a code of conduct applicable to members of the Board, officers and employees of the company, and for monitoring the independence of the Board. The committee will consider nominees for directors nominated by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a director of the Company. In order for any nominees for directors nominated by stockholders to be considered by the committee, such nominations must be submitted no later than December 1st of the year preceding the Annual Meeting. The Nominating and Corporate Governance Committee is composed of two directors, Dr. Kuhla and Mr. Groninger. The Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2003.

Corporate Governance Guidelines and Code of Ethics

The Board is in the process of adopting a Code of Ethics that applies to all of our employees, officers and directors, which will be accessible via the NPS website (npsp.com) by May 20, 2004. You can also receive copies of the Code of Ethics by contacting the Corporate Secretary at the Company after May 20, 2004 at 801-583-4939 or by electronic mail at corpgov@npsp.com.

Communication from Stockholders

Written communications to the Board may be submitted by electronic mail at BoD@npsp.com, or by writing to the General Counsel at the Company. Under procedures approved by a majority of the independent directors, the General Counsel will review such communications and will forward them to the Vice Chairman or the other members of the Board if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, the General Counsel will forward communications to the Vice Chairman if they are relevant to NPS’s governance, ethics and policies. At each Board meeting, the General Counsel presents a summary of all communications received since the last meeting that were not forwarded to the Vice Chairman and makes those communications available to the Directors upon request. This procedure was utilized on only one occasion during 2003.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, NPS Pharmaceuticals, Inc., 420 Chipeta Way, Salt Lake City, Utah 84108, or contact Investor Relations by telephone at (801) 583-4939, or call ADP toll-free (800) 542-1061, or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004, and has further directed that management submit the selection of KPMG as independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG has audited the Company’s financial statements since the Company’s inception in 1986. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

For the last two fiscal years, the Company was billed fees in the following amounts for services by KPMG:

	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002
Audit fees	$451,000	$189,000
Audit-related fees	$107,000	$8,000
Tax fees	$250,000	$105,000
All other fees	$0	$0

Audit fees consist of KPMG’s fees for services related to their audit of the Company’s annual financial statements, their review of financial statements included in the Company’s quarterly reports on SEC Form 10-Q, their review of SEC filed registration statements and issuance of consents, and comfort letters. Audit-related fees consist primarily of fees rendered for services in connection with due diligence of potential merger and acquisition transactions and consultation regarding financial accounting and reporting standards. Tax fees consist of fees rendered for services on tax compliance matters, including tax return preparation, claims for refund and assistance with tax audits of previously filed tax returns, tax consulting and advisory services consisting primarily of tax advice rendered by KPMG in connection with potential merger and acquisition transactions, the formulation of the Company’s tax strategy and assistance in minimizing custom, duty and import taxes. Tax compliance and preparation fees were $103,000 and $87,000, respectively, for the years ended December 31, 2003 and 2002. Tax consulting and advisory services were $147,000 and $18,000, respectively, for the years ended December 31, 2003 and 2002. For the year ended December 31, 2003, audit, audit-related and tax fees included $276,000 for services rendered in connection with the terminated merger with Enzon Pharmaceuticals, Inc. and $162,000 related to the review of SEC filed registration statements and the issuance of consents and comfort letters, excluding Enzon related services. All audit, audit-related, tax, and any other services performed for the Company by its independent public accountants are subject to pre-approval by the Company’s Audit Committee and were pre-approved by the Audit Committee prior to such services being rendered. The Audit Committee determined that the services provided by and fees paid to KPMG were compatible with maintaining the independent auditors’ independence.

Stockholder ratification of the selection of KPMG as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time if the Board determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

AUDIT COMMITTEE REPORT (1)

The Audit Committee of the Board of Directors has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2003.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received, reviewed, and discussed with KPMG the written disclosures and the letter from them required by Independence Standards Board Statement No. 1 and discussed with KPMG their independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, and amendments thereto.

The Audit Committee

Joseph Klein, III, Chairman

Calvin R. Stiller

Peter G. Tombros

(1)	This Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be “filed” with the Securities and Exchange Commission or deemed to be incorporated by reference in previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of NPS common stock as of March 24, 2004, by: (a) all those known by the Company to be beneficial owners of more than five percent of the Company’s common stock; (b) each current director and nominee for director; (c) each of the executive officers named in the Summary Compensation Table; and (d) all executive officers and directors of the Company as a group.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total (1)
(unless otherwise noted)
Sectoral Asset Management Inc. 2120-1000 Sherbrooke St. West Montreal PQ, H3A 3G4, Canada	2,587,680	6.95%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	2,378,371	6.39%
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	2,350,100	6.32%
OrbiMed Advisors LLC 767 Third Avenue, 30th Floor New York, NY 10017	2,338,000	6.28%
Wellington Management 75 State Street Boston, MA 02109	2,246,467	6.04%
Hunter Jackson, Ph.D.(3)	504,185	1.34%
Thomas N. Parks, Ph.D.(4)	253,114	*
Calvin R. Stiller(5)	227,469	*
Thomas B. Marriott, Ph.D.(6)	150,680	*
John R. Evans(7)	107,111	*
Donald E. Kuhla, Ph.D.(8)	58,430	*
Peter Tombros(9)	42,330	*
David L. Clark(10)	31,353	*
G. Thomas Heath(11)	30,427	*
Gerard J. Michel(12)	20,137	*
Santo J. Costa, J.D.(13)	16,630	*
Joseph Klein, III(14)	12,930	*
James G. Groninger(15)	7,230	*
All directors and executive officers as a group(16)	1,896,031	4.96%

*	Means less than 1%.

The above table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the Commission. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

Except as set forth herein, the address of the persons set forth above is the address of the Company appearing elsewhere in this Annual Report.

(1)

The number of shares of common stock issued and outstanding on March 24, 2004, was 37,210,738 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding at March 24, 2004, plus shares of common stock subject to options held by such person at March 24, 2004, and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Includes 42,739 shares held in trusts and 2 shares held by Dr. Jackson’s children, of which he disclaims beneficial ownership. Also includes 368,800 shares subject to options exercisable within 60 days of March 24, 2004.
(4)	Includes 30,112 shares held in trusts of which Dr. Parks disclaims beneficial ownership. Also includes 25,830 shares subject to options exercisable within 60 days of March 24, 2004.
(5)	Includes 196,443 shares held by Canadian Medical Discoveries Fund, of which Dr. Stiller disclaims beneficial ownership. Also includes 24,126 shares subject to options exercisable within 60 days of March 24, 2004.
(6)	Includes 8,741 shares held by spouse of which Mr. Marriott disclaims beneficial ownership. Also includes 124,300 shares subject to options exercisable within 60 days of March 24, 2004.
(7)	Includes 27,687 shares subject to options exercisable within 60 days of March 24, 2004.
(8)	Includes 22,830 shares subject to options exercisable within 60 days of March 24, 2004.
(9)	Includes 25,830 shares subject to options exercisable within 60 days of March 24, 2004.
(10)	Includes 27,600 shares subject to options exercisable within 60 days of March 24, 2004.
(11)	Includes 29,000 shares subject to options exercisable within 60 days of March 24, 2004.
(12)	Includes 19,200 shares subject to options exercisable within 60 days of March 24, 2004.
(13)	Includes 13,830 shares subject to options exercisable within 60 days of March 24, 2004.
(14)	Includes 9,830 shares subject to options exercisable within 60 days of March 24, 2004.
(15)	Includes 4,830 shares subject to options exercisable within 60 days of March 24, 2004.
(16)	Includes 19 people. An aggregate of 1,018,050 shares are subject to options held by such 19 people and exercisable within 60 days of March 24, 2004.

Rule 10b5-1 Plans

We have adopted a policy and implemented procedures allowing directors, officers and employees to effect sales of the Company’s securities under SEC Rule 10b5-1. Under this rule, directors and officers may adopt a prearranged contract, instructions, or written plan arranging for the sale of Company securities on specified conditions. To this effect, prearranged plans have already been implemented and additional such plans may be adopted from time to time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the Commission reports of ownership and changes in ownership of NPS common stock. Officers, directors, and greater than 10% stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, during the fiscal year ended December 31, 2003, the Company believes that all reporting persons complied with all Section 16(a) filing requirements except that Mr. Groninger filed one common stock sale on a Form 4 one week late and Mr. Michel reported a grant of options late on a Form 4.

EXECUTIVE COMPENSATION

Compensation of Directors

The Company’s directors do not currently receive any cash compensation for service on the Board or any Committee thereof. Outside directors are reimbursed for out-of-pocket expenses in connection with attendance at Board and Committee meetings. Up through January 6, 2004, Directors were eligible to receive stock options and stock bonuses for service on the Board or any committee thereof under the 1994 Equity Incentive Plan and the Non-employee Directors’ Stock Option Plan. Each of these plans have expired, and no further awards will be made under these plans. The directors are eligible to receive stock option awards under the 1998 Stock Option Plan. Descriptions of each of these plans are provided below. The Board is considering the adoption of new plans in the future.

1994 Non-Employee Directors’ Stock Option Plan

In January 1994, the Board adopted, and the stockholders subsequently approved, the 1994 Non-Employee Directors’ Stock Option Plan (Directors’ Plan). A total of 360,000 shares of common stock were available for grant under the Directors’ Plan. Only non-employee directors of the Company were eligible to receive options. Options granted under the Directors’ Plan were automatic and non-discretionary. Pursuant to the terms of the Directors’ Plan, each person who was elected for the first time to be an outside director of the Company and who was not otherwise employed by the Company or an affiliate of the Company (a “Non-Employee Director”) was automatically granted an option to purchase 15,000 shares of common stock (subject to adjustment as provided in the Directors’ Plan) upon the date of his or her election to the Board. Additionally, for each year that a non-employee director had been a non-employee director for at least three months, such non-employee director was automatically granted an option to purchase 3,000 shares of common stock.

No option granted under the Directors’ Plan may be exercised after the expiration of ten years from the date such option was granted. Options granted under the Directors’ Plan vest at a rate of 28% of the shares subject to the option one year after date of grant and 3% of the shares become exercisable each month thereafter, so long as the optionee has, during the entire period prior to such vesting date, continuously served as a non-employee director or in other continuous affiliation as provided under the Directors’ Plan. If the optionee’s service as a non-employee director terminates for any reason other than death, the option will remain exercisable for twelve months after the date of termination of such directorship or later if other affiliations with the Company continue thereafter, or until the option’s expiration date, if earlier. If the optionee dies, the option will remain exercisable for eighteen months following the date of death or until the expiration date of the option, whichever is earlier. In the event of a change in control transaction in which the Company is not the surviving corporation, or in which more than 50% of the shares of the Company’s common stock entitled to vote are exchanged, the time during which options outstanding under the Directors’ Plan vest shall be accelerated. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock on the date of grant. Options granted under the Directors’ Plan are generally non-transferable. The Directors’ Plan expired on January 6, 2004 and no additional options may be granted under the Directors’ Plan.

As of December 31, 2003, options to purchase a total of 80,470 shares of common stock had been exercised under the Directors’ Plan at exercise prices from $3.00 to $10.75 per share. As of that date, options to purchase 214,100 shares of common stock with exercise prices from $3.00 to $29.53 per share and a weighted average exercise price per share of $14.87 were outstanding.

Non-Employee Directors’ Stock Bonus Program

In December 1994, the Board adopted the Non-Employee Directors’ Stock Bonus Program under the 1994 Equity Incentive Plan (Stock Bonus Program). Under the Stock Bonus Program, non-employee directors were eligible to receive grants of shares of common stock for attendance at Board and Committee meetings. The Stock

Bonus Program provided each Non-Employee Director of the Company with a non-discretionary award of 200 shares of common stock for each Board meeting attended, and, through December 31, 2000, 200 shares of common stock per year for serving on a Board Committee. Beginning in January 2001, this same formula remained in effect except that each non-employee director received 200 shares of common stock for each committee meeting attended in person and 100 shares of common stock for each committee meeting attended by telephone, and no shares for membership on a committee. A total of 23,400 shares were granted under the Stock Bonus Program for meetings attended in 2003.

Stock awards under the Stock Bonus Program were usually made during the first quarter of each year for Board activities during the previous year. The Stock Bonus Program expired on January 6, 2004 and no additional shares of common stock may be granted under the Stock Bonus Program.

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2003, 2002 and 2001, certain compensation awarded, paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation Salary($)	Other($)		Long-Term Compensation Stock Options Granted(#)
Hunter Jackson, Ph.D. Chief Executive Officer, President and Chairman of the Board	2003 2002 2001	397,065 386,000 383,300	6,000 6,000 149,122	(1) (1) (2)	60,000 60,000 40,000

Gerard J. Michel (3) Chief Financial Officer and Vice President, Corporate Development	2003 2002	257,165 113,077	6,000 5,500	(1) (1)	25,000 40,000

G. Thomas Heath Senior Vice President, Marketing and Sales	2003 2002 2001	253,042 241,058 27,600	5,061 4,821 354	(1) (1) (1)	25,000 25,000 25,000

Thomas B. Marriott, Ph.D. Vice President, Development Research	2003 2002 2001	235,785 221,000 218,181	6,000 5,996 5,100	(1) (1) (1)	20,000 30,000 20,000

David L. Clark Vice President, Corporate Affairs	2003 2002 2001	234,482 227,481 214,808	6,000 4,176 5,100	(1) (1) (1)	20,000 20,000 20,000

(1)	401(k) Company match.
(2)	Represents payments by the Company in 2001 for expenses incurred in connection with Dr. Jackson’s relocation to Salt Lake City, Utah, including moving, transportation, legal, and tax services, and costs incurred by Dr. Jackson in connection with selling his residence in Toronto and purchasing a residence in Salt Lake City ($144,022); and 401(k) Company match ($5,100).
(3)	Mr. Michel joined the Company on July 1, 2002.

1987 Stock Option Plan

The 1987 Stock Option Plan (1987 Plan) was adopted in June 1987. The purposes of the 1987 Plan were to attract and retain qualified personnel, to provide additional incentives to employees, officers, advisors, directors, and consultants of the Company, and to promote the success of the Company’s business. No options have been granted under the 1987 Plan since December 1993, and the Company will not make any future grants under the 1987 Plan. As of December 31, 2003, options to purchase a total of 1,308,942 shares of common stock had been exercised for cash and services under the 1987 Plan at a weighted average exercise price of $1.03 per share. As of December 31, 2003 no options were outstanding under this Plan.

1994 Equity Incentive Plan

In January 1994, the Board adopted the 1994 Equity Incentive Plan (1994 Plan), which was subsequently approved by the stockholders in February 1994. Under the 1994 Plan, 1,781,473 shares have been authorized for issuance. The purposes of the 1994 Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors, and consultants of the Company and its affiliates and to promote the success of the Company’s business. Under the 1994 Plan, the Company may grant NSOs to employees, officers, directors, and consultants to the Company and its affiliates, and may grant ISOs to employees of the Company and its affiliates. As of December 31, 2003, options to purchase a total of 973,149 shares of common stock had been exercised for cash and services under the 1994 Plan at a weighted average exercise price of $9.39 per share. As of December 31, 2003 options to purchase 485,820 shares of common stock were outstanding with exercise prices ranging from $3.00 to $13.38 per share, and a weighted average exercise price per share of $8.58.

Options granted under the 1994 Plan prior to December 1, 1997, generally become exercisable at a rate of 28% of the shares subject to the option at the end of the first year and 3% of the shares subject to the option at the end of each calendar month thereafter. Options granted under the 1994 Plan after December 1, 1997 generally become exercisable at a rate of 28% of the shares subject to the option at the end of the first year and 2% of the shares subject to the options at the end of each calendar month thereafter. The maximum term of a stock option under the 1994 Plan is ten years; however, if the optionee who is granted an ISO at the time of grant is a 10% Holder, the maximum term of any ISO granted under the 1994 Plan is five years. If an optionee terminates his or her service to the Company, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within three months of termination of service for any reason other than death or disability, one year after termination due to disability, and eighteen months after termination due to death. In the event of a change in control transaction, all outstanding, unvested options shall vest and become immediately exercisable. The 1994 Plan expired on January 6, 2004 and no further awards will be made under the 1994 Plan.

1998 Stock Option Plan

Summary

On March 3, 1998, the Board adopted the 1998 Stock Option Plan, which was subsequently approved by the stockholders on May 20, 1998. There were a total of 1,000,000 shares initially authorized for issuance under the 1998 Plan. Pursuant to Board and stockholder approval, this amount was increased to 3,000,000 shares in June 2000, to 4,900,000 shares in May 2002, and to 6,500,000 in August 2003. As of December 31, 2003, options to purchase a total of 687,002 shares of common stock had been exercised for cash and services under the 1998 Plan at a weighted average exercise price of $8.31 per share. As of December 31, 2003, options to purchase 3,298,800 shares of common stock were outstanding with exercise prices ranging from $1.85 to $56.31 per share, and a weighted average exercise price per share of $21.95. As of December 31, 2003, 2,572,430 shares remain available for future option grants under the 1998 Plan.

Purpose

The 1998 Plan was adopted to provide a means by which employees (including officers), directors, and consultants to the Company and its affiliates may be given an opportunity to benefit from increases in the value of the stock of the Company, to secure and retain the services of persons holding or capable of filling such positions, and to provide incentives for such persons to exert maximum efforts on behalf of the Company and thereby promote the long-term interest of the Company, including the growth in value of the Company’s equity and enhancement of long-term stockholder value.

Administration

The 1998 Plan is administered by the Board. The Board has the power to construe and interpret the 1998 Plan and, subject to the provisions of the 1998 Plan, to determine the persons to whom and the dates on which options will be granted, what type of option will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration, and other terms of the option. The Board is authorized to delegate administration of the 1998 Plan to a committee or committees composed of one or more members of the Board and has delegated such administration to the Compensation Committee (the “Committee”). The Committee has the powers to administer the 1998 Plan subject to such limitations as the Board provides. As used herein with respect to the 1998 Plan, where appropriate, the term “Board” refers to the Compensation Committee.

In order to maximize the Company’s ability to recognize a business expense deduction under Section 162(m) of the Code in connection with compensation recognized by “covered employees” (defined in Section 162(m) as the chief executive officer and other four most highly compensated officers), the regulations under Section 162(m) require that the directors who serve as members of the Committee responsible for administering the 1998 Plan with respect to these covered employees must be “outside directors.” The 1998 Plan provides that in the discretion of the Board, a committee may consist solely of two or more “outside directors,” in accordance with Code Section 162(m), or solely of two or more “non-employee directors,” in accordance with Rule 16b-3. The Committee composition as described above currently consists of three outside, non-employee directors.

Eligibility

Employees, officers, directors, and consultants of the Company and its affiliates are eligible to receive stock option grants under the 1998 Plan. As of the record date, approximately 303 employees and 9 directors were eligible for awards under the 1998 Plan.

In order to ensure that the Company will be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the 1998 Plan, the Company has included in the 1998 Plan a provision limiting the maximum number of shares of Common Stock that may be covered by stock options issued under the 1998 Plan to one individual for any consecutive three calendar years to 750,000.

Stock Subject to the Plan

The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1998 Plan is 6,500,000 shares. To the extent any shares of stock covered by a grant are not delivered to an optionee because the award is forfeited or canceled, or the shares of stock are not delivered because the award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the 1998 Plan. If the exercise price of any option granted under the 1998 Plan is satisfied by tendering shares of stock of the Company, only the number of shares of stock issued net of the shares of stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of stock available for delivery under the 1998 Plan. Shares of stock delivered under the 1998

Plan in settlement, assumption, or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of stock available for delivery under the 1998 Plan, to the extent that such settlement, assumption, or substitution is a result of the Company or an affiliate acquiring another entity (or an interest in another entity).

Terms of the Options

The following is a description of the permissible terms of options under the 1998 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price, Payment.    The exercise price of option grants under the 1998 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases with respect to ISOs (see “Eligibility” above) may not be less than 110% of such fair market value.

Exercise Price, No Repricing.    Except for certain adjustments due to corporate transactions (see “Adjustment Provisions” and “Effect of Certain Corporate Events” below), the exercise price for any stock option grant under the 1998 Plan may not be decreased after the grant of such stock option, and a stock option may not be surrendered as consideration in exchange for the grant of a new stock option with a lower exercise price.

Option Exercise.    Options granted under the 1998 Plan may become exercisable (“vest”) in cumulative increments as determined by the Board. The Board has the power to accelerate the time during which an option may be exercised, and options granted may contain provisions for accelerated vesting upon specified events or conditions. In addition, options granted under the 1998 Plan may permit exercise prior to vesting, but in such event, the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To date, options granted under the 1998 Plan generally become exercisable at the rate of 28% of the shares subject to the option vest at the end of the first year and 2% of the shares vest monthly thereafter.

Term.    The maximum term of ISOs and NSOs under the 1998 Plan is ten years, except that in certain cases (see “Eligibility”) the maximum term of ISOs is five years. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

Adjustment Provisions.    If there is any change in the Common Stock subject to the 1998 Plan or subject to any award granted under the 1998 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1998 Plan and awards outstanding thereunder will be appropriately adjusted as to the type of security and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during any calendar year, and the type of security, number of shares and price per share of stock subject to such outstanding awards in order to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of the grant.

Effect of Certain Corporate Transactions.    The 1998 Plan provides that, in the event of a specified type of merger or other corporate reorganization, the time during which options outstanding under the Plan become vested shall be accelerated and all outstanding Options shall become immediately exercisable upon such event. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment, and Termination.    The Board may suspend or terminate the 1998 Plan without stockholder approval or ratification at any time or from time to time. The Board may also amend the 1998 Plan at any time or from time to time. However, no such amendment will be effective unless necessary in order for the

1998 Plan to satisfy or continue to satisfy Sections 422 and/or 162(m) of the Code, if applicable, Rule 16b-3, and/or Nasdaq or other securities exchange listing requirements, or if such amendment would increase the number of shares issuable under the 1998 Plan or decrease the minimum stock option exercise price set forth in the 1998 Plan or permit repricing outstanding options. The Board may submit any other amendment to the 1998 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Restriction on Transfer.    Except as otherwise provided by the Board, awards under the 1998 Plan are not transferable other than as designated by the participant by will or by the laws of descent and distribution. In general, ISOs may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee. NSOs may not be transferred except when transfer to a family member or related trust or partnership is authorized by express provision of the option grant agreement, by will or by the laws of descent and distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16b-3 and, during the lifetime of the optionee, may be exercised only by the optionee, a valid family member, or a transferee pursuant to a domestic relations order.

The following table sets forth each grant of options to purchase common stock made during the year ended December 31, 2003, to each of the Named Executive Officers. Grants of options to each of the Named Executive Officers were made under the 1998 Plan:

OPTION GRANTS IN 2003

Name	Number of Securities Underlying Options Granted	% of Total Options Granted in Fiscal Year	Exercise or Base Price Per Share	Expiration Date (1)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Hunter Jackson	40,000	2.92%	$26.62	6/13/2013	$669,647	$1,697,017
	20,000	1.46%	$26.58	10/29/2013	$334,320	$847,233

	60,000	4.38%			$1,003,967	$2,544,250

Gerard J. Michel	20,000	1.46%	$26.62	6/13/2013	$334,823	$848,508
	5,000	0.37%	$27.27	10/1/2013	$85,750	$217,307

	25,000	1.83%			$420,573	$1,065,815

G. Thomas Heath	25,000	1.83%	$26.62	6/13/2013	$418,529	$1,060,636

Thomas B. Marriott	20,000	1.46%	$26.62	6/13/2013	$334,823	$848,508

David L. Clark	20,000	1.46%	$26.62	6/13/2013	$334,823	$848,508

(1)	These options have a ten-year term, subject to earlier termination upon death, disability, or termination of employment.
(2)	The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

The following table sets forth information for fiscal year ended December 31, 2003, with respect to (a) the exercise of stock options by the Named Executive Officers in 2003; (b) the number of unexercised options held by the Named Executive Officers as of December 31, 2003; and (c) the value of unexercised in-the-money options as of December 31, 2003.

AGGREGATED OPTION EXERCISES IN 2003 AND YEAR-END VALUE TABLE

Name	Shares Acquired On Exercise	Value Realized (1)	Number of Unexercised Options		Value of In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
Hunter Jackson	55,000	$1,234,720	361,800	113,200	$7,465,721	$632,304
Gerard J. Michel	0	$0	15,200	49,800	$256,576	$516,874
G. Thomas Heath	0	$0	24,000	51,000	$87,990	$223,010
Thomas B. Marriott	34,260	$841,465	143,140	46,600	$2,725,309	$275,152
David L. Clark	22,400	$488,262	21,600	40,800	$93,084	$226,548

(1)	Value realized is based on the fair market value of NPS common stock on the date of exercise (the closing sales price reported on the Nasdaq National Market on such date) minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

1994 Employee Stock Purchase Plan

In January 1994, the Board adopted the 1994 Employee Stock Purchase Plan (ESPP) which was subsequently approved by the stockholders in February 1994. There were a total of 90,000 shares originally reserved for issuance under the ESPP. Pursuant to Board and stockholder approval this amount was increased to 160,000 shares in 1996, to 260,000 in 1999 and to 335,000 in 2003. As of December 31, 2003, a total of 263,039 shares of common stock had been purchased under the ESPP at prices from $2.76 to $34.37 per share. During 2003, under the ESPP, executive officers as a group purchased 3,332 shares at an average weighted purchase price of $17.96 per share and all employees (excluding executive officers) as a group purchased 29,201 shares at an average exercise price of $17.56 per share. As of December 31, 2003, 96,961 shares remain available for purchases under the ESPP.

The purpose of the ESPP is to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The ESPP provides a means by which employees of the Company and its affiliates may purchase common stock of the company at a discount through accumulated payroll deductions. The rights to purchase common stock granted under the ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The ESPP is implemented by offerings of rights to eligible employees. Eligible participants in the ESPP include all employees, including executive officers who work at least 20 hours per week and are customarily employed by the Company or an affiliate of the Company for at least five months per calendar year. Generally, each offering is of 24 months’ duration with purchases occurring every six months. Participants may authorize payroll deductions of up to 15% of their base compensation for the purchase of common stock under the ESPP. The ESPP will terminate in January 2009.

Termination of Employment and Change-in-Control Arrangements

Severance Pay Plan.    The Company has adopted a Severance Pay Plan to provide assurances of specified severance benefits to certain officers and employees of the Company whose employment is subject to being terminated following a change in control of the Company. Under the plan, all officers and other eligible employees of the Company are afforded certain severance benefits when their employment with the Company is involuntarily terminated, without cause, following a change in control of the Company. With respect to officers of the Company, if at any time within twenty four (24) months following a change in control of the Company, such officer terminates his or her employment with the company for good reason, such as a material reduction in such officer’s title, authority, base pay, or relocation of such officer’s job location or other event which materially alters such officer’s job prospects, or the Company terminates such employment for other than cause, death or permanent disability, then such Officer shall receive the following severance benefits: twenty four (24) months of salary equal to his or her base pay at the time of termination, payable either in lump sum or over time; and reimbursement for total premium cost for medical and dental plans under COBRA for a period of twenty four (24) months or until such officer secures other benefits, whichever occurs first.

Severance Agreement.    In furtherance of the purposes of the Severance Pay Plan, the Company has also entered into agreements with each of its executive officers and certain other key employees providing such persons with severance pay benefits upon their separation of employment from the Company following a change in control or other strategic corporate event. Pursuant to the agreement, each executive officer is entitled to receive severance payments of up to two years base salary and continued medical benefits for up to two years, if within a designated period (not to exceed 24 months) following a “change in control” of NPS or “other strategic corporate event,” his or her employment is terminated without cause or for certain other reasons specified in the agreement. The agreement also provides for the acceleration of vesting of two years, for officers, or longer, if so provided under the terms of the applicable stock option plan. The option exercise period is also extended for an additional two-year period or longer if so provided for under the applicable stock option plan.

Option Plan Change in Control Provisions.    All of the Company’s stock option plans under which options have been granted to officers and employees of the Company provide for acceleration of vesting for all non-vested options held by the officer or employee at the time of a significant corporate transaction involving a change of control of the Company. In addition, such plans provide for an extension of the option exercise period until the later of 24 months from the date of the corporate transaction or the time specified in the officer’s or employee’s option agreement with the Company.

Option Plan Retirement Provisions.    In December 2002, the Company adopted a provision for unfunded retirement benefits, whereunder the Company amended the NPS Non-Employee Directors’ Stock Option Plan, the NPS 1994 Equity Incentive Plan, the NPS 1987 Stock Option Plan and the NPS 1998 Stock Option Plan to provide for an additional two years of option vesting for individuals who retire from the Company and to allow such individuals to exercise their vested options for the remaining term of the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Costa, Dr. Evans, and Dr. Parks served on the Compensation Committee during the fiscal year 2003. No officer or employee of the Company sits on the Compensation Committee. No member of the Compensation Committee has at any time been an officer or employee of the Company.

Pharmaceutical Services Agreement with MDS

Dr. Evans, a director and vice-chairman of our board since December 1999, is a director of MDS, Inc. by and through its subsidiaries, MDS provides drug discovery and development services, including contract research services related to preclinical studies and clinical trials. We have contracted with MDS to provide such services for our clinical trials with Preos. In 2003, we paid MDS approximately $5.0 million for such services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement with Plexus

Dr. Kuhla, one of our directors since 1991, was a Vice President of Plexus Ventures from February 1994 through June 1998. We had a consulting agreement with Plexus through December 31, 1995, under which Plexus assisted us with our efforts to establish a collaboration for our hyperparathyroidism program. In 2003, Plexus earned $120,000 in fees as a result of payments received from Amgen Inc. for development in the hyperparathyroid program. Plexus may earn an additional $220,000 in fees as we receive payments from Amgen.

We also granted Plexus an option to purchase 20,000 shares of our common stock at $10.50 per share, with vesting contingent on milestone payments from Amgen. All options are now vested as a result of the Amgen milestone payment earned in December 2001. Dr. Kuhla holds a twenty-six percent (26%) interest in payments received from NPS by Plexus and from gains earned by Plexus on the 20,000 stock options.

Indemnification Agreements

The Company’s policy is to enter into agreements with each of its directors and executive officers providing for the indemnification of such persons to the fullest extent permitted by law for any liability they may incur by reason of their service as officers and/or directors to the Company. The Company has entered into indemnity agreements with each of its directors and executive officers.

REPORT OF THE COMPENSATION COMMITTEE(1)

for 2003

The Compensation Committee (the “Committee”) evaluates the performance of management and determines compensation policies and levels for the Company’s chief executive officer and the other executive officers of the Company. This report describes the compensation policies and rationale applicable to the Company’s executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2003. During 2003, the Committee consisted of three directors, each of whom is an independent, non-employee director under the rules of the Nasdaq Stock Market.

Compensation Policy

The Company’s fundamental compensation philosophy and policy is set by the Board of Directors. Implementation of that philosophy and policy is delegated to the Committee. The Board believes that it is critical to the Company’s success that the Company utilizes programs designed to attract, retain, and motivate highly talented and team oriented employees at all levels. Compensation programs are also designed to encourage the attainment of corporate objectives on a collective effort. In an effort to set appropriate levels of compensation for the executive officers, the Committee utilizes the advice of compensation consultants engaged by the Company and reviews the result of an annual compensation survey of similarly situated biotechnology/biopharmaceutical companies.

Executive compensation includes a combination of cash, in the form of a fixed salary, and long-term incentive compensation, in the form of stock options that vest over time. The Company has rarely granted individual cash bonuses but occasionally grants stock options contingent on stated events for individual executives. The Company does not have a formal bonus program and has infrequently awarded restricted stock to executives. Historically, Directors have been compensated with stock awards and with stock options that vest over time.

Salaries

Base salaries represent the fixed component of the Company’s executive compensation package. They are designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in our industry. Salary compensation is determined by evaluating the compensation of executives in similar positions in peer biotechnology and pharmaceutical companies, the level of experience of the particular executive officer, and the executive officer’s specific responsibilities. The Committee also evaluates individual performance and the achievement of Company objectives in determining base salaries for the executive officers.

The Committee also receives the recommendation of the Company’s CEO concerning salary for each executive as part of a general company-wide salary assessment performed by Company management.

Long-Term Incentives

The Company seeks to encourage the long-term retention of executive officers by equity purchase programs and equity-based compensation. The executive officers are eligible to participate in the Company’s Employee Stock Purchase Plan, and participating executives receive the price discount allowed by applicable laws and regulations. Additionally, U.S. based executive officers are eligible to participate in the Company’s 401(k) retirement plan and receive the same Company match that is available to all NPS employees.

Potentially, the most valuable long-term incentive compensation is the granting of stock options. The granting of stock options at all levels of the Company is an integral part of the Company’s compensation philosophy and policy. The Committee believes that options vesting over a period of years align the interests of the employees with the long-term interests of the Company and its stockholders. Executives receive grants vesting over four years and generally in the same amounts as in prior years. Customarily, the grants to all Vice Presidents have been in the same amounts with variations based on subjective factors and upon the recommendation of the CEO. For the year 2003, the CEO was awarded additional stock options, and the CFO and one Vice President were awarded additional stock options upon promotion to their current positions.

CEO Evaluation and Compensation

The Chief Executive Officer was a founder of the Company in 1986 and has served in that capacity since then. In order to determine the appropriate salary increase and stock option grant for the Chief Executive Officer, the Compensation Committee considered the salaries of other chief executive officers in the biotechnology industry, the results of the formal evaluation of the CEO and Company accomplishments in 2003. The following developments also were considered: Dr. Jackson’s overall leadership of the Company as President, CEO, and Chairman of the Board; the overall status and progress of the Company’s strategic partnerships; the continued progress of NPS compounds in discovery and in the clinic. In December 2003, the Committee recommended an increase in compensation for the CEO for 2004. The CEO and the Board then implemented this increase to the annual rate of $450,000 effective January 1, 2004. The CEO was also granted a restricted stock award of 4,000 shares on January 5, 2004.

Policy Regarding Deductibility

We are required to disclose our policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Code, which provides that, for purposes of regular income tax and the alternative minimum tax, the allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. We do not anticipate that compensation payable to any executive officer will exceed $1 million for fiscal year 2003. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future. Currently, the Compensation Committee is comprised of Santo J. Costa as Chairman, John R. Evans, and Thomas N. Parks.

Compensation Committee

Santo J. Costa, Chairman

John R. Evans

Thomas N. Parks

April 2004

PERFORMANCE MEASUREMENT COMPARISON (1)

	NPS PHARMACEUTICALS, INC.	NASDAQ STOCK MARKET—US	NASDAQ PHARMACEUTICALS
Dec-98	100	100	100
Jun-99	86	123	112
Dec-99	159	185	189
Jun-00	367	181	257
Dec-00	624	112	235
Jun-01	523	98	216
Dec-01	498	89	200
Jun-02	199	67	127
Dec-02	327	61	130
Jun-03	317	74	176
Dec-03	399	92	190

*$100	INVESTED ON 12/31/98 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS FISCAL YEAR ENDING DECEMBER 31.

(1)	The “Compensation Committee Report” and the “Performance Measurement Comparison” chart are not “soliciting material,” are not deemed filed with the Commission and are not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act. Whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James U. Jensen,

Secretary

April 20, 2004

A copy of the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 is available without charge upon written request to:

NPS Pharmaceuticals, Inc.

Attn: Investor Relations

420 Chipeta Way

Salt Lake City, Utah 84108

NPS PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2004

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned constitutes and appoints Hunter Jackson and James U. Jensen (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of common stock of NPS Pharmaceuticals, Inc., registered in the name provided herein which the undersigned is entitled to vote, at the 2004 Annual Meeting of Stockholders or any adjournment or postponement thereof. This meeting will be held at the Park Hyatt Toronto located at 4 Avenue Road, Toronto, Ontario, Canada on May 20, 2004 at 3:00 p.m., local time. This Proxy is given in accordance with the instructions indicated on the reverse side, and carries discretionary authority related to any and all other matters that may come before the meeting and any adjournments thereof.

Vote on Directors

1.	To elect nine (9) directors as set forth in the Proxy Statement:

01) Santo J. Costa, 02) John R. Evans, 03) James G. Groninger, 04) Hunter Jackson, 05) Joseph Klein III, 06) Donald E. Kuhla, 07) Thomas N. Parks, 08) Calvin R. Stiller and 09) Peter G. Tombros	For All ❑	Withhold All ❑	For All Except ❑	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line provided below.

Vote on Proposal

2.	To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

For	Against	Abstain
❑	❑	❑

This Proxy when properly executed will be voted as directed above. If no direction is made, this Proxy will be voted FOR the election of the nine (9) directors; and FOR the ratification of the board’s appointment of KPMG LLP as NPS’s independent auditors for the 2004 fiscal year.

Please date this Proxy and sign your name exactly as it appears hereon. Joint owners should each sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please indicate your title as such. If executed by a corporation, the Proxy should be signed in the corporate name by a duly authorized officer who should indicate his title. Please date, sign, and mail this proxy card in the enclosed envelope.

	Yes	No
Do you plan to attend the Annual Meeting?	❑	❑

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household	❑	❑

Dated

Signature